Exhibit 10.1

MASTERCARD INCORPORATED
SCHEDULE OF NON-EMPLOYEE DIRECTORS’ ANNUAL COMPENSATION
Effective as of June 9, 2015

ANNUAL RETAINER	AMOUNT
Service as a Director	$100,000
Service as Chairman of the Board	$180,000

COMMITTEE SERVICE RETAINER	AMOUNT
Audit Committee Member	$15,000
Human Resources and Compensation Committee Member	$10,000
Nominating and Corporate Governance Committee Member	$10,000
Audit Committee Chairperson	$25,000
Human Resources and Compensation Committee Chairperson	$20,000
Nominating and Corporate Governance Committee Chairperson	$20,000

EQUITY AWARDS(1)	AMOUNT

Director	$185,000
Chairman of the Board	$265,000

(1)
Represents a grant of deferred stock units, restricted stock or other alternative awards under the MasterCard Incorporated 2006 Non-Employee Director Equity Compensation Plan (the “Plan”), as amended and restated as of June 5, 2012. The Plan was initially adopted by stockholders of MasterCard Incorporated (the “Company”) at its annual meeting of stockholders on July 18, 2006. Stockholders approved the amended and restated Plan at the Company’s annual meeting of stockholders on June 5, 2012. Pursuant to the terms of the Plan, as amended and restated, on the date of the annual meeting of stockholders in each year for so long as the Plan remains in effect, each non-employee director (with the exception of the Chairman of the Board) who is elected at such annual meeting will automatically be awarded an equivalent number of either deferred stock units, restricted stock or another alternative award.